UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 22, 2014

HIGH PERFORMANCE BEVERAGES COMPANY
(Exact name of registrant as specified in its charter)

Nevada	000-54973	27-3566307
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5137 E. Armor St., Cave Creek, AZ 85331
 (Address of principal executive offices) (Zip code)

602.326.8290
 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation under an Off-Balance Sheet Arrangement.

As previously reported by High Performance Beverages Company (the “Company”) on Form 8-K filed by the Company with the Securities and Exchange Commission, on  August 29, 2013, the Company on August 26, 2013, sold an 8% Convertible Note in the principal Amount of $42,500 (the “August 2013 Note”). As previously reported by the Company on Form 8-K filed by the Company with the Securities and Exchange Commission on October 4, 2013, the Company, on October 1, 2013, sold an 8% Convertible Note in the Principal amount of $32,500 (the “October Note” and together with the August 2013 Note, the “Notes”).  As previously reported by the Company on Form 8-K filed by the Company with the Securities and Exchange Commission on Marcy 28, 2014, on March 24, 2014, the Company received correspondence stating that the Company was now in default under the Notes.  As a result of the asserted default, demand was made for immediate payment as provided in the Notes in the amount of $113,625 (representing 150% of the remaining outstanding principal balances) together with default interest as provided in the Notes (the “Default Amount”).  On May 22, 2014, the Company received correspondence stating that the Notes provide that the Company shall be in default if it fails to establish and maintain sufficient common stock reserves with its transfer agent for the benefit of the Note holders to ensure that such holders may convert the Notes.  The Company was notified that a Note holder attempted to convert a portion of a Note and such conversion was unable to be processed due to a lack of an adequate number of shares of common stock in reserve.  The Notes provide that should such a default occur the default payment would increase to 200% of the outstanding principal amount plus a $2,000 per day obligation for each day after the third day of failure to issue shares pursuant to a requested conversion.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGH PERFORMANCE BEVERAGES COMPANY

Dated: May 29, 2014	By:	/s/ Toby McBride
Name: Toby McBride
Title: Chief Executive Officer

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